EX-99.B11

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the use in this Post-effective Amendment No. 2 to the Registration Statement for Star Select
Funds of all references to our firm included in or made a part of this Amendment.


/s/ McCurdy & Associates CPA's, Inc.


McCurdy & Associates CPA's, Inc.
January 28,1998